Registration Nos. 333-32387
                                                                      811-3050



               As filed with the Commission on February 18, 1998
                    --------------------------------------



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-4



    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
         Pre-Effective Amendment No.        2
                                           ---
         Post-Effective Amendment No.
                                           ---


                                    and/or


       REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
         Amendment No.                      20
                                           ---



              AMERICAN GENERAL LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT E
                          (Exact Name of Registrant)

              AMERICAN GENERAL LIFE INSURANCE COMPANY OF NEW YORK
                              (Name of Depositor)

                     300 South State Street, P.O. Box 1456
                            Syracuse, NY 13201-1456
       (Address of Depositor's Principal Executive Officers) (Zip Code)
                                (315) 471-1121
              (Depositor's Telephone Number, including Area Code)

                             Sandra M. Smith, Esq.
                    Associate General Counsel and Secretary
              American General Life Insurance Company of New York
                     300 South State Street, P.O. Box 1456
                            Syracuse, NY 13201-1456
                    (Name and Address of Agent for Service)

                   Copies of all communications and order to
                        Freedman, Levy, Kroll & Simonds
                   1050 Connecticut Avenue, N.W., Suite 825
                            Washington, D.C. 20036
                        Attention: Gary O. Cohen, Esq.

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of the Registration Statement.

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file another amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Registrant is filing this Pre-Effective Amendment No. 2 for the sole purpose of including in the Registration Statement a revised Exhibit List (Item 24.(b)), a new Exhibit Index, and revised Exhibits (13)(a)(i), (13)(a)(ii),
(13)(b)(i), (13)(b)(ii), (13)(c)(i) and (13)(c)(ii).

Registrant does not intend for this Pre-Effective Amendment No. 2 to delete any document included in the Registration Statement, or otherwise amend the disclosure contained in the Registation Statement, except as provided herein.

                                    PART C


ITEM 24(b). is amended as follows:

                  Exhibits
                  (1)(a)      American  General Life Insurance  Company of New
                              York Board of Directors resolution authorizing the establishment of Separate Account E.(1)

                     (b)      Resolution of the Board of Directors of American
                              General  Life  Insurance  Company  of  New  York
                              providing   for,  among  other  things  (i)  the
                              reactivation  of Separate  Account E of American
                              General Life Insurance  Company of New York; and
                              (ii) the marketing of variable  annuity products
                              in New York.(4)

                  (2)         None


                  (3)(a)      Master Marketing and  Distribution  Agreement By
                              and  Among   American   General  Life  Insurance
                              Company of New York, American General Securities
                              Incorporated and Van Kampen



                                      C-1




                              American Capital Distributors, Inc.(5)

                     (b)(i)   Form of  Participation  Agreement  by and  among
                              American  General Life Insurance  Company of New
                              York, American General Securities  Incorporated,
                              Van  Kampen  American  Capital  Life  Investment
                              Trust,   Van  Kampen   American   Capital  Asset
                              Management,   Inc.,  and  Van  Kampen   American
                              Capital Distributors, Inc.(5)

                        (ii) Form of Participation Agreement by and among American General Life Insurance Company of New
                              York,  Morgan  Stanley  Universal  Funds,  Inc.,
                              Morgan Stanley Asset Management, Inc. And Miller
                              Anderson & Sherrerd LLP.(5)

                     (c)      Specimen form of Selling Group  Agreement by and
                              among American General Life Insurance Company of
                              New   York,    American    General    Securities
                              Incorporated,  and Van Kampen  American  Capital
                              Distributors, Inc.(5)

                  (4)(a)      Specimen form of Master Group  Annuity  Contract
                              (Form No. 96034N).(5)

                     (b)      Specimen form of Group Annuity Certificate (Form
                              No. 96033N).(5)

                  (5)(a)      Specimen  form of  Application  for  Certificate
                              Form No. 96033N.(5)


                     (b)      Specimen form of Generations Service Request.(4)

                     (c)      Specimen  form of Special  Request for Surrender
                              Charge   Waiver  under   Certificate   Form  No.
                              96033N.(4)

                  (6)(a) Copy of the Charter and all amendments thereto of American General Life Insurance Company of
                              New York.(2)

                     (b)      Copy of the  Bylaws,  as  amended,  of  American
                              General Life Insurance Company of New York.(3)

                  (7)         None


                  (8)         Form  of  Administrative   Services   Agreement,
                              Section  1.(f),  between  American  General Life
                              Insurance  Company  of  New  York  and  American
                              General Life Insurance Company.(5)


                  (9)         Opinion and Consent of Counsel.(4)


                  (10)        Consent of Independent Auditors.(5)



                                      C-2


                  (11)        None

                  (12)        None


                  (13)(a)(i)  Computations of hypothetical  historical average annual total  returns for the  Emerging  Growth,
                              Enterprise,  Domestic  Income,  Government,  and
                              Money   Market   Divisions,    available   under
                              Certificate  Form No 96033N for the one and five
                              year periods ended  December 31, 1996, and since
                              inception.

                         (ii) Computation of hypothetical  historical  average
                              annual   total   returns  for  the  Real  Estate
                              Securities Division, available under Certificate
                              Form  No.  96033N  for  the one  and  five  year
                              periods  ended  December  31,  1996,  and  since
                              inception.

                      (b)(i) Computations of hypothetical historical total returns for the Emerging Growth, Enterprise, Domestic Income, Government, and Money Market
                              Divisions,  available under Certificate Form No.
                              96033N for the one and five year  periods  ended
                              December 31, 1996, and since inception.

                         (ii) Computation  of  hypothetical  historical  total
                              returns for the Real Estate Securities Division, available under Certificate Form No. 96033N for the one and five year periods ended December 31, 1996, and since inception.

                      (c)(i)  Computations    of    hypothetical    historical
                              cumulative   total   returns  for  the  Emerging
                              Growth, Enterprise, Domestic Income, Government,
                              and  Money  Market  Divisions,  available  under
                              Certificate Form No. 96033N for the one and five
                              year periods ended December  31,1996,  and since
                              inception.

                         (ii) Computation    of    hypothetical     historical
                              cumulative  total  returns  for the Real  Estate
                              Securities Division, available under Certificate
                              Form  No.  96033N  for  the one  and  five  year
                              periods  ended  December   31,1996,   and  since
                              inception.


                      (d) Computations of hypothetical historical 30 day yield for the Domestic Income Division and the Government Division, available under Certificate
                              Form No.  96033N for the one month  period ended
                              December 31, 1996.(4)

                      (e) Computations of hypothetical historical seven day yield and effective yield for the Money
                              Market  Division,  available  under  Certificate
                              Form No. 96033N for the seven day period ended


                                      C-3


                              December 31, 1996.(4)

                  (14)        Financial Data Schedule. (See Exhibit 27 below.)

                  (15)(a)     Power of Attorney  with respect to  Registration
                              Statements and Amendments  thereto signed by the
                              following   persons  in  their   capacities   as
                              directors  and,  where  applicable,  officers of
                              American  General Life Insurance  Company of New
                              York:  Ms.  Baetz  and Ms.  Ewers,  and  Messrs.
                              Martin, Newton, D'Agostino,  Slepicka,  Herbert,
                              Atnip, Bacas,  Corcoran,  Fox, Gibbons,  O'Hara,
                              and Trotta.(4)


                      (b)     Power of Attorney  with respect to  Registration
                              Statements and Amendments  thereto signed by the
                              following  person in his  capacity  as  director
                              and,  where  applicable,   officer  of  American
                              General Life Insurance  Company of New York: Mr.
                              Christopher Ruisi. (5)


                  (27)        (Inapplicable,   because,  notwithstanding  Item
                              24.(b) as to Exhibits,  the Commission staff has
                              advised that no such Schedule is required.)

      (1)   Incorporated   herein  by  reference  to  the  initial  filing  of
            Registrant's Form S-6 Registration Statement (File No. 2-67441 and No. 811-3050).

      (2) Incorporated herein by reference to Post-Effective Amendment No. 2 to initial filing of Registrant's Form S-6 Registration Statement (File No. 2-67441 and No. 811-3050).

      (3) Incorporated herein by reference to Post-Effective Amendment No. 3 to initial filing of Registrant's Form S-6 Registration Statement (File No. 2-67441 and 811-3050).

      (4) Previously filed in Registrant's Form N-4 Registration Statement (File No. 333-32387 and No. 811-3050).


      (5) Previously filed in Pre-Effective Amendment No. 1 to Registrant's Form N-4 Registration Statement (File No. 333-32387 and No. 811-3050.)


                                  SIGNATURES

     As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, American General Life Insurance Company of New York Separate Account E, has duly caused this Amendment to the Registration Statement to be signed on its behalf, in the City of Syracuse and State of New York on this 17th day of February, 1998.


                                 AMERICAN GENERAL LIFE INSURANCE
                                 COMPANY OF NEW YORK
                                 SEPARATE ACCOUNT E
                                 (Registrant)

                                 BY:  AMERICAN GENERAL LIFE
                                      INSURANCE COMPANY OF NEW YORK
                                      (On behalf of the Registrant and itself)

                                      BY:  /s/ROBERT F. HERBERT, JR.
                                           --------------------------
                                           Robert F. Herbert, Jr.
                                           Vice President & Controller


ATTEST:  /s/SANDRA M. SMITH
         -------------------
         Sandra M. Smith
         Associate General Counsel
         and Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                 Title
            ---------                 -----
 CHRISTOPHER S. RUISI *
 ---------------------------          Principal Executive Officer
 (Christopher S. Ruisi)


 ROBERT F. HERBERT, JR.*
 ---------------------------          Principal Financial and Accounting Officer
 (Robert F. Herbert, Jr.)

 DIRECTORS

                                        WILLIAM A. BACUS*
 ---------------------------            -----------------------------
 (Robert M. Devlin)                     (William A. Bacus)

 RODNEY O. MARTIN, JR*                  JOHN R. CORCORAN*
 ---------------------------            -----------------------------
 (Rodney O. Martin, Jr.)                (John R. Corcoran)

 JON P. NEWTON*
 ---------------------------            -----------------------------
 (Jon P. Newton)                        (David N. Dunn)



 JAMES S. D'AGOSTINO, JR.*              DR. PATRICIA O. EWERS*
 ---------------------------            -----------------------------
 (James S. D'Agostino)                  (Dr. Patricia O. Ewers)

 CHRISTOPHER S. RUISI*                  THOMAS H. FOX*
 ---------------------------            -----------------------------
 (Christopher S. Ruisi)                 (Thomas H. Fox)

 ROBERT F. HERBERT, JR.*                WILLIAM J. O'HARA, JR.*
 ---------------------------            -----------------------------
 (Robert F. Herbert, Jr.)               (William J. O'Hara, Jr.)

 GEORGE B. TROTTA*
 ---------------------------
 (George B. Trotta)


 /s/SANDRA M. SMITH                               February 17, 1998
 -------------------------------------
 *By Sandra M. Smith, Attorney-in-Fact

                                EXHIBIT INDEX

(13)(a)(i)    Computations  of  hypothetical  historical  average annual total returns for the Emerging  Growth,  Enterprise,  Domestic Income,
              Government,   and  Money  Market   Divisions,   available  under
              Certificate  Form No 96033N  for the one and five  year  periods ended December 31, 1996, and since inception.

       (ii) Computation of hypothetical historical average annual total returns for the Real Estate Securities Division, available under Certificate Form No. 96033N for the one and five year periods ended December 31, 1996, and since inception.

    (b)(i) Computations of hypothetical historical total returns for the Emerging Growth, Enterprise, Domestic Income, Government, and
              Money Market  Divisions,  available under  Certificate  Form No.
              96033N for the one and five year periods ended December 31, 1996, and since inception.

       (ii) Computation of hypothetical historical total returns for the Real Estate Securities Division, available under Certificate
              Form No. 96033N for the one and five year periods ended December
              31, 1996, and since inception.

    (c)(i)    Computations of hypothetical historical cumulative total returns
              for  the   Emerging   Growth,   Enterprise,   Domestic   Income,
              Government,   and  Money  Market   Divisions,   available  under
              Certificate  Form No.  96033N for the one and five year  periods ended December 31,1996, and since inception.

       (ii)   Computation of hypothetical  historical cumulative total returns
              for  the  Real  Estate  Securities  Division,   available  under
              Certificate  Form No.  96033N for the one and five year  periods ended December 31,1996, and since inception.